First Share Purchase and Transfer Agreement
(“First SPA”)

Between

1.Northern Swan Deutschland Holdings, Inc.,
a corporation under the laws of the Province of British Columbia, Canada, registered with BC Registry Services under registration number BC1187117, business address 1000 - 595 Burrard Street, Vancouver, British Columbia, V7X 1S8, Canada,
- hereinafter “Northern Swan” or the “Seller”-,

2.Cansativa GmbH,
a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Frankfurt am Main under registration number HRB 108385, business address Hessenring 15 i, 64546 Mörfelden-Walldorf (Germany),
- hereinafter the “Company” or the “Buyer 1” –

and

3.EIP Entrepreneurial Investment GmbH
a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Munich under registration number HRB 262705, business address Pienzenauerstr. 2, 81679 Munich (Germany),
- hereinafter “EIP” or the “Buyer 2” -
- the Buyer 1 and the Buyer 2 together the “Buyers” and each individually a “Buyer" -
- the Buyers and the Seller together the "Parties" and each individually a "Party" -.

Preambel
(1)The Company is a German limited liability company (Gesellschaft mit beschränkter Haftung), duly organized under the laws of the Federal Republic of Germany, having its registered seat in Frankfurt am Main and registered with the commercial register of the local court of Frankfurt am Main under HRB 108385.
(2)The share capital of the Company is divided into 45,417 shares with serial numbers 1 through (and including) 45,417 and a nominal amount of EUR 1.00 each. Northern Swan currently holds 3,648 shares with the serial numbers 26,319 through (and including) 29,966 in the Company which – according to the articles of association of the Company (the “Articles of Association”) – qualify as ‘Seed Preferred Shares’ (the “Sold Shares”). The Seller intends to sell and transfer the Sold Shares with serial numbers 26,319 through (and including) 29,900 (the “CV 2 Sold Shares”) to the Buyer 1 and the Sold Shares with serial numbers 26,901 through (and including) 29,966 (the “EIP Sold Shares”) to the Buyer 2. The Buyer 1 intends to buy and acquire the CV 2 Sold Shares and the Buyer 2 intends to buy and acquire the EIP Sold Shares from the Seller.
NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:
1.Sale and Transfer of the CV 2 Sold Shares
1.1The Seller hereby sells (verkaufen) to the Buyer 1 the CV 2 Sold Shares and the Buyer 1 agrees to such sale.
1.2Subject to the suspensive condition (aufschiebend bedingt) that the payment in the amount of EUR  1,784,000.00 (in words: one million seven hundred eighty-four thousand euros) to be made from the Escrow Account (as defined in the Framework Deed) as set forth in Sec. 1.2.1 of the Framework Deed has been credited in full and without any reservation on the bank account of the Seller set forth in Sec. 1.2.1 of the Framework Deed (the “CV 2 Condition Precedent”), the Seller hereby transfers in rem (dingliche Übertragung) to the Buyer 1 the CV2 Sold Shares, and the Buyer 1 agrees to such transfer in rem.
1.3The suspensive condition of the receipt of the payment as set forth in Sec. 1.2.1 of the Framework Deed in full and without any reservation to the bank account of the Seller shall be deemed satisfied if the Seller provides the Buyer 1 with a payment confirmation according to Sec. 1.3.1 below (or such confirmation is substituted as set forth in Sec. 1.3.2 below).
1.1.1The Seller shall, without undue delay (unverzüglich; sec. 121(1) German Civil Code (Bürgerliches Gesetzbuch)) but at the latest within three (3) business days (i.e., days (other than a Saturday or Sunday) on which banks are open for general offline business in Berlin (Germany); “Business Day(s)”) after the receipt of the payment set forth in Sec. 1.2, provide the Buyer 1 (with copy to acting notary) with a notification in text form (as defined in sec. 126b German Civil Code (Bürgerliches Gesetzbuch)), confirming that the payment set forth in Sec. 1.2 has been received.
1.1.2If the Seller has not complied with its obligation as set forth in Sec. 1.3.1 above, the acting notary shall be entitled to provide the Seller and the Buyer 1 with a copy of the confirmation from its bank (e.g., a bank statement

(Kontoauszug)) confirming the payment set forth in Sec. 1.2 to the Seller’s bank account replacing the confirmation by the Seller pursuant to the foregoing sentence.
1.4The acting notary and his successor in office are hereby instructed to notify the commercial register of the share transfer pursuant to sec. 40 para. (2) Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG) and to file a new shareholders’ list immediately after the suspensive condition precedent pursuant to Sec. 1.2 has occurred.
1.5The CV 2 Sold Shares are sold and transferred including all rights and obligations pertaining thereto, in particular, if any, any rights to receive dividends or other profit distributions for the current fiscal year and, if any, for previous fiscal years which have not been declared or distributed. All such rights are compensated by the relevant Purchase Price (as defined below).
2.CV 2 Purchase Price
2.1The purchase price payable by the Buyer 1 to the Seller shall amount to EUR 1,791,000.00 (in words: one million seven hundred ninety-one thousand euros) (the “First SPA CV 2 Purchase Price”), taking into account the classification under the Articles of Association as “Seed Preferred Shares”.
2.2The First SPA CV 2 Purchase Price shall be paid from the Escrow Payment to be made into the Escrow Account (both as defined in the Framework Deed) in accordance with the instructions given in Sec. 1.2.1 and Sec. 1.2.2 of the Framework Deed as described in detail in sentence 1 of Sec. 1.2.3 of the Framework Deed.
3.Sale and Transfer of the EIP Sold Shares
3.1The Seller hereby sells (verkaufen) to the Buyer 2 the EIP Sold Shares and the Buyer 2 agrees to such sale.
3.2Subject to occurrence of the suspensive conditions (aufschiebend bedingt) (i) that the Escrow Payment has been credited to the Escrow Account and (ii) that the respective First SPA EIP Purchase Price (as defined below) owed by the Buyer 2 to the Seller is credited in full and without any reservation to the bank account of the Seller as stated under Sec. 1.2.1 of the Framework Deed (the “EIP Conditions Precedent”), the Seller hereby transfers in rem (dingliche Übertragung) to the Buyer 2 the EIP Sold Shares, and the Buyer 2 agrees to such transfer in rem.
3.3Sec. 1.3 through 1.5 shall apply mutatis mutandis, whereas in case of Sec. 1.3.2, EIP shall be entitled to provide the Seller and the acting notary with a copy of the confirmation from its bank (e.g., a bank statement (Kontoauszug)) to confirm the payment of the First SPA EIP Purchase Price.

4.EIP Purchase Price
4.1The purchase price payable by the Buyer 2 to the Seller shall amount to EUR 33,000.00 (in words: thirty-three thousand euros) (the “First SPA EIP Purchase Price”; the “First SPA EIP Purchase Price” and the “First SPA CV 2 Purchase Price” each a “Purchase Price”), taking into account the classification under the Articles of Association as “Seed Preferred Shares”.
4.2The EIP Purchase Price owed by the Buyer 2 to the Seller shall become due and payable within five (5) Business Days after confirmation by the acting notary of the receipt of the §33-Confirmation as pursuant to Sec. 6.2 of the Framework Deed. The Buyer 2 shall be entitled to pay the relevant Purchase Price at any earlier date at its sole discretion. Any payments to be made shall be made in Euros by irrevocable wire transfer of immediately available funds to the bank account of the Seller as set forth in Sec. 1.2.1 of the Framework Deed.
5.VAT
It is the Parties’ mutual understanding that the transactions contemplated in this First SPA are not subject to German VAT (Umsatzsteuer) and the Parties agree to exercise any rights they may have with respect to German VAT (Umsatzsteuer) in such way that the transactions contemplated in this First SPA are not subject to German VAT (Umsatzsteuer). Notwithstanding the foregoing, the Parties further agree that if and to the extent any transaction contemplated in this First SPA is subject to German VAT (Umsatzsteuer), the Purchase Price will be exclusive of any VAT unless VAT is triggered as a consequence of the Seller opting for the applicability of German VAT (Umsatzsteuer) (in which case the Purchase Price will be inclusive of VAT). Upon request an invoice shall be issued.
6.Guarantees
6.1The Seller makes the following representations in the form of an independent guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311(1) German Civil Code (Bürgerliches Gesetzbuch) as of the date of this First SPA and as of the date on which the respective suspensive condition precedent pursuant to Sec. 1.2 and/or 3.2 has been satisfied. The Seller and the respective Buyer agree that the following guarantees neither are guarantees relating to the quality of the item pursuant to sec. 443, 444 German Civil Code (Bürgerliches Gesetzbuch), nor constitute agreements relating to the quality of the item pursuant to sec. 434(1) sentence 1 German Civil Code (Bürgerliches Gesetzbuch,) and that sec. 444 German Civil Code (Bürgerliches Gesetzbuch) shall not be applicable:
6.1.1The Sold Shares have been validly issued in compliance with all applicable laws, are validly existing and have been fully paid up in cash and have not been repaid or returned in any way. There are no obligations to make any further contributions (Nachschusspflichten) to the Sold Shares.
6.1.2The Seller is the sole legal, beneficial and unrestricted owner of and holds full and unrestricted title to the Sold Shares sold and transferred by it and is the sole legal and beneficial owner of such Sold Shares. Other than as set forth in the series B investment agreement (including its exhibits) dated 1 February 2022 (register of deeds no. 82/2022 V of the notary Dr. Benjamin Vins) or the Articles of Association of the Company, the Sold Shares are not subject to any (i) pledges, charges, encumbrances, (statutory) liens, usufruct, transfers for security purposes or similar security charges or other third party rights, (ii) attachments (Pfändungen), (iii) trust arrangements (Treuhandverhältnisse), silent partnerships (stille Beteiligungen), sub-participations (Unterbeteiligungen) or similar arrangements, (iv) sale, disposal, option or transfer agreements, rights of first refusal or pre-emptive rights, or other rights to purchase or acquire any Sold Shares, (v) voting agreements, (vi) agreements obliging the Seller to perform any of the aforementioned measures, or (vii) shareholders’ resolutions providing for their redemption (Einziehung) or similar measures.
6.2Subject to the representations expressly contained in this First SPA, the respective Buyer agrees to accept the respective Sold Shares in the condition they are in on the date of this First SPA, based upon its own inspection, examination and determination with respect thereto, without reliance upon any express or implied representations or warranties of any nature. The respective Buyer explicitly acknowledges that the Seller makes no representations, warranties or guarantees and assume no disclosure or similar obligations in connection with this First SPA and the transactions contemplated hereby, except as expressly set forth in this First SPA.
7.Remedies for Breaches of Guarantees
7.1In the event of a breach of any of the guarantees pursuant to Sec. 6, the Seller shall put the respective Buyer in the position it would be in if the respective guarantee had not been breached (Naturalrestitution). If the Seller is unable to achieve this position within thirty (30) days after having been notified by the respective Buyer of the breach in writing, the respective Buyer may claim for monetary damages (Schadensersatz in Geld) provided, however, that the Seller shall only be liable for any actual and direct damages (unmittelbare Schäden) and that any claims for loss of profits (entgangener Gewinn), consequential damages (mittelbare Schäden) and other indirect damages (Folgeschäden), (e.g., internal administrative or overhead costs, damages to goodwill, frustrated expenses, lost business opportunities) shall be excluded. The Seller takes note of the fact that the Buyer 1 will, immediately after the consummation of the Transaction, sell the CV 2 Sold Shares to another buyer as further specified in Annex C of the Framework Deed, granting the same guarantees as the Buyer 1. Consequently, any claims for a breach of a guarantee under Annex C of the Framework Deed shall constitute a damage within the meaning of this Sec. 7.1 and result in a claim of the Buyer 1 against the Seller, provided that this shall not apply to breaches of a guarantee under Annex C which have been caused by any measures taken by the Buyer 1 itself.
7.2The Seller’s aggregate liability vis-à-vis the respective Buyer under or in connection with this First SPA including, but not limited to, any and all claims for the breach of a guarantee shall be limited to the respective Purchase Price.
7.3All claims for the breach of a guarantee pursuant to this Sec. 7 shall become time-barred sixty (60) months after the date of this First SPA. Sec. 203 German Civil Code (BGB) shall not apply.
7.4The Parties agree that the rights and remedies with respect to the breach of a guarantee are limited to the rights and remedies pursuant to this Sec. 7. Each Buyer hereby waives any claims under statutory representations and warranties (sec. 434 et seq. German Civil Code (BGB)), irrespective of whether any defects (Mängel) exist on the date of this First SPA, and any claims related to statutory contractual or pre-contractual obligations (sec. 280 through 282, 311 German Civil Code (BGB)), frustration of contract (sec. 313 German Civil Code (BGB)) or tort (sec. 823 et seq. German Civil Code (BGB)) are excluded to the extent legally permissible. The respective Buyer shall not have any right to rescind, cancel or otherwise terminate this First SPA or exercise any right or remedy which would have a similar effect.
7.5Notwithstanding anything to the contrary herein, nothing in this First SPA shall have the effect of limiting any liability of the Sellers arising from misconduct (Vorsatz) or fraudulent misrepresentation (arglistige Täuschung); sec. 442 of the German Civil Code (Bürgerliches Gesetzbuch) as well as sec. 377 German Commercial Code (Handelsgesetzbuch) shall neither apply directly nor by way of analogy.

SIGNATURES

October 17, 2023

/s/. Jakob Christian Sons
_____________________
Mr. Jakob Christian Sons,
Managing Director
Cansativa GmbH
HRB 108385

/s/. Jakob Christian Sons
_____________________
Mr. Jakob Christian Sons,
on the basis of power of attorney on behalf of
EIP Entrepreneurial Investment GmbH.
HRB 262705

/s/. Kian Böhmer
_____________________
Dr. Kian Böhmer
on the basis of power of attorney on behalf of
Northern Swan Deutschland Holdings, Inc.
BC 1187117